UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form  10-K [ ] Form  20-F [ ] Form  11-K [X] Form  10-Q [ ] Form  N-SAR
               For Period Ended: March 31, 2005
                                 -----------------

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                      For the Transition Period Ended: N/A
                                                     --------

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Part I-Registrant Information
-----------------------------

          Full Name of Registrant: Lynch Interactive Corporation

          Former Name if Applicable: N/A

          Address  of  Principal  Executive  Office  (Street  and  Number):
                           401 Theodore Fremd Avenue
                            City, State and Zip Code
                               Rye, New York 10580




Part II-Rules 12b-25 (b) and (c)
--------------------------------


     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



Part III-Narrative
------------------

     State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

     Due to changes in staff personnel, our attempt to file our Form 10-Q prior to the close of business (5:30 p.m.) on May 16, 2005 was unsuccessful.



Part IV-Other Information
-------------------------

     (1) Name and telephone number of person to contact in regard to this notification

John A. Cole                          914                      921-8821
----------------------       -----------------------     -----------------------
(Name)                            (Area Code)              (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                        [ ] Yes [X] No

Registrant was late filing its Form 10-K for 2004.

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                       [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          Lynch Interactive Corporation
                          -----------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 17, 2005                             By: /s/John A. Cole
------------------                                 ------------------
                                                   Name: John A. Cole

                                                   Title: Vice President,
                                                          Corporate Development,
                                                          Secretary and
                                                          General Counsel

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